Exhibit 99.1

       Blue Coat Announces Compliance With Nasdaq Listing Requirements and
                              Executive Appointment

    SUNNYVALE, Calif., April 9 /PRNewswire-FirstCall/ -- Blue Coat Systems Inc. (Nasdaq: BCSI), a leader in secure content and application delivery, today announced that it has received written confirmation from the Nasdaq Listing and Hearing Review Council, dated April 5, 2007, that the Company is now in compliance with all Nasdaq Marketplace Rules and that the Company's securities will continue to be listed on The Nasdaq Global Market.

    Separately, Blue Coat announced the appointment of Betsy E. Bayha as its Senior Vice President and General Counsel. Ms. Bayha has represented technology-based companies for more that 25 years, and most recently served as Senior Vice President and General Counsel of NetIQ Corporation. She holds a J.
D. degree from Harvard Law School, an M.A. degree in public administration from The Ohio State University and a B.A. degree in economics from Oakland University.

    About Blue Coat Systems

    Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat's family of appliances and client-based solutions -- deployed in branch offices, Internet gateways, end points, and data centers -- provide intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 30,000 appliances worldwide and is ranked #1 by IDC in the Secure Content and Application Delivery segment. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or http://www.bluecoat.com.

SOURCE  Blue Coat Systems Inc.
    -0-                             04/09/2007
    /CONTACT: Media, Steve Schick, +1-408-220-2076, steve.schick@bluecoat.com, or Investors, Carla Chun, +1-408-220-2318, carla.chun@bluecoat.com, both of Blue Coat Systems/
    /Web site:  http://www.bluecoat.com/